EXHIBIT 10.2

SUBLEASE AGREEMENT

This Sublease Agreement (“Sublease”) is entered into as of , 2025, by and between (1) Arizona Turf Depot, LLC (hereinafter, “Sublessor”), and (2) Global Industry Products, Corp. (hereinafter, “Sublessee”). Collectively, Sublessor and Sublessee shall be referred to as the “Parties”.

WHEREAS, Sublessor is the true and rightful tenant of that property located at 7770 Dean Martin Dr. #303, Las Vegas, NV 89139 (the “Premises”), pursuant to a Lease Agreement dated August 2, 2023, between Sublessor and Prologis USLV SubREIT 4, LLC (hereinafter “Landlord”) (the “Master Lease”);

WHEREAS, Sublessee wishes to sublease the Premises from Sublessor;

WHEREAS, Sublessor desires to sublease the Premises to Sublessee;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree to the following material terms and conditions for such Sublease:

AGREED TERMS

1. Terms. The Terms of the Sublease are as follows:

(a)	Sublease Commencement:

May 1, 2025

(b)	Sublease Term: 42 months

May 1, 2025 – October 31, 2028

(c)	Base Rent:

May 1, 2025 – May 31, 2025 = $1.00/square foot

[$16,390.00/mo.]

June 1, 2025 – June 30, 2025 = $1.20/square foot

[$19,668.00/mo.]

June 30, 2025 – Sept. 31, 2025 = $1.43/square foot

[$23,437.70/mo.]

Oct. 1, 2025 – Sept. 31, 2026 = $1.49/square foot

[$24,421.10/mo.]

Oct. 1, 2026 – Sept. 31, 2027 = $1.55/square foot

[$25,404.50/mo.]

Oct. 1, 2027 – Sept. 31, 2028 = $1.62/square foot

[$26,551.80/mo.]

Oct. 1, 2028 – Oct. 31, 2028 = $1.69/square foot

[$27,699.10/mo.]
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(d)	Fixed Operating Expenses: The Parties agree and recognize that Sublessee shall pay Fixed Operating Expenses (“FOE”) as set forth in the Master Lease:

Monthly Operating Expenses: $2,853.131

Capital Repairs/Replacements: $499.24

Total FOE: $3,352.37

The Parties agree and affirm that the FOE shall automatically increase on the first day of each full calendar year anniversary of the Sublease Commencement Date at a rate of 4.30%, per the terms of the Master Lease.

(e)	Monthly Taxes (estimated): $773.61

(f)	Option to Renew: The Parties agree and recognize that no option to renew is contemplated by the instant Sublease.

(g)	Security Deposit: $26,879.60

(h)	Utilities: Sublessee to be responsible for all utilities and operating expenses related to the Premises for the term of the Sublease

(i)	Use of Premises: Restaurant supplies, storage, and distribution.

Sublessee, at Sublessee’s sole discretion, shall determine that it can legally operate its business within the Premises. Sublessee’s execution of the instant Sublease shall constitute evidence that Sublessee has made this determination.

Sublessee agrees and recognizes that its failure to secure licensing, permits, and/or any other certification necessary for the operation of Sublessee’s business, after execution of the instant Sublease, shall not constitute grounds for Sublessee to withdraw from the instant Sublease once executed.

(j)	Sublessee Improvement: Sublessee agrees and recognizes that it is not permitted to make any alterations and/or “improvements” to the Premises under the provisions of the instant Sublease.

(k)	Condition of Premises: Sublessor shall deliver the Premises in broom swept condition, with all electrical, mechanical, lighting, and doors in good working order.

Sublessee agrees to maintain the Premises in good repair. Upon termination of the instant Sublease, Sublessee agrees to return the Premises to Sublessor in good repair, accounting for normal wear and tear.

________________

1 See, Master Lease at 1(n) Annual FOE Increase (providing for an annual increase of FOE by 4.3% from 2023). The numbers provided herein account for such FOE Increase at the given rate to 2025.

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(l)	Assignment/Sublease: The Parties agree that Sublessee shall have the right to assign or sublease any portion of the Premises, only upon written consent of Sublessor, subject to the terms and conditions of the Master Lease.
2.	Agreement Subject to Master Lease. The Parties agree and recognize that this Sublease expressly incorporates herein by reference those terms and conditions set forth by that Master Lease, except as to those terms and conditions specifically set forth herein. In the event of a conflict between this Sublease and the Master Lease, the Parties agree that the conflict shall be resolved pursuant to the Master Lease.

Sublessee agrees and affirms that it has reviewed the Master Lease and understands the terms and conditions set forth therein, as applicable to the instant Sublease. Sublessee thereupon agrees to be subject to said terms and conditions of the Master Lease as they pertain to the “Tenant” in said Master Lease. Sublessee agrees that Sublessor shall have all rights, privileges, and remedies available to it as they pertain to the “Landlord” in said Master Lease.

The Parties Agree that this Sublease and any addenda thereto constitute the entire agreement between the Parties, and that this Sublease constitutes a true and correct memorialization of the negotiations reached between the Parties.

3.	Rent; Payment of Rent. Base Rent shall be payable in consecutive monthly installments, in advance, without prior notice, demand, deduction or offset, commencing on the Sublease Commencement Date and continuing on the first day of each calendar month thereafter, except that the first full monthly installment of Base Rent shall be payable upon Sublessee’s execution of this Sublease. If the Sublease Commencement Date is not the first day of a calendar month, then the Base Rent for the Partial Lease Month shall be prorated based on the actual number of days of that month, and shall be payable on the first day of the calendar month following the Term Commencement Date. Any and all payments which are due, or may become due and owing at any time in the future under the Sublease, including but not limited to Rent, Additional Rent, CAM, Expense, Security Deposit, reimbursements, and fines shall be paid only in lawful currency of the United States of America (e.g. USD).

If any sum payable by Sublessee to Sublessor under this Sublease is not paid when due, Sublessee shall also pay a late charge equal to one hundred dollars ($100.00) or ten percent (10%) of the delinquent amount, whichever is greater. In addition, any amount due from Sublessee to Sublessor which is not paid when due shall bear interest at an annual rate of fifteen percent (15%). Any late charges and interest shall be deemed and constitute Additional Rent under the Sublease and shall be paid by Sublessee within five (5) calendar days from receipt of any statement or invoice from Sublessor. Sublessor reserves all other rights and remedies provided to Sublessor at law and under this Sublease.

4.	Default; Event of Default. Sublessee agrees and recognizes that those Events of Default as set forth in the Master Lease shall govern and apply regarding the instant Sublease, including Sublessor’s rights and remedies thereunder. Sublessee expressly affirms that Sublessor shall have all rights and remedies at law or in equity available to Sublessor as set forth as rights and remedies available to the Landlord pursuant to the terms of the Master Lease.
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5.	Indemnification. The Parties agree and affirm that Sublessee shall indemnify, defend by counsel reasonably acceptable to Sublessor, protect and hold harmless Sublessor and its affiliates, and each of their respective directors, shareholders, partners, lenders, members, managers, contractors, affiliates and employees (collectively, "Sublessor Indemnitees") from and against all claims, losses, liabilities, causes of suit or action, judgments, damages, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees, consultant's fees, and court costs) arising from or asserted in connection with the use or occupancy of the Premises, or any negligence or misconduct or omissions of Sublessee or of any Sublessee Party in or about the Premises, or Sublessee's breach of any of its covenants under this Sublease, except in each case to the extent arising from the gross negligence or willful misconduct of Sublessor or any Sublessor Indemnitee. Except to the extent expressly provided in this Sublease, Sublessee hereby waives all claims against and releases Sublessor and each Sublessor Indemnitee for any injury to or death of persons, damage to property or business loss in any manner related to (i) Sublessee’s use and occupancy of the Premises by or from any cause whatsoever (other than Sublessor’s gross negligence or willful misconduct), (ii) acts of God, (iii) acts of third parties, or (iv) any matter outside of the reasonable control of Sublessor. This Paragraph 5 shall survive termination or expiration of this Lease.
6.	Signage. The Parties agree and affirm that each Sublessor and Sublessee’s respective responsibilities, obligations, and remedies with regard to the Signage of and at the Premises shall be governed in accordance with those provisions as set forth in the Master Lease.
7.	Parking. The Parties agree and affirm that each Sublessor and Sublessee’s respective responsibilities, obligations, and remedies with regard to Parking at the Premises shall be governed in accordance with those provisions as set forth in the Master Lease.
8.	Miscellaneous. If any clause or provision of this Sublease is determined to be illegal, invalid, or unenforceable under present or future laws, then the remainder of this Sublease shall not be affected thereby. This Sublease may not be amended except by instrument in writing signed by Sublessor and Sublessee. No provision of this Sublease shall be deemed to have been waived by Sublessor unless such waiver is in writing signed by Sublessor. The terms and conditions contained in this Sublease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. Sublessee and the person or persons signing on behalf of Sublessee represent and warrant that Sublessee has full right, power, and authority to enter into this Sublease, and that all persons signing this Sublease on its behalf are authorized to do so. If Sublesssee is comprised of more than one party, each such party shall be jointly and severally liable for Sublease. All exhibits and attachments attached hereto are incorporated herein by this reference. In any action which Sublessor or Sublessee brings to enforce its respective rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party, including without limitation, reasonable attorneys’ fees and court costs. Sublessee shall not record this Sublease or any memorandum hereof. TO THE MAXIMUM EXTENT PERMITTED BY LAW, SUBLESSEE WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR WITH RESPECT TO THIS LEASE. This Sublease may be executed in any number of counterparts, each of which shall be deemed an original. Time is of the essence as to the performance of each covenant hereunder in which time of performance is a factor.
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9.	Governing Law. This Sublease and all related documents including all exhibits attached hereto, and all matters arising out of or relating to this Sublease, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Nevada.
10.	Forum. The Parties agree that the state or federal courts of Nevada, located in Clark County, shall be the exclusive forums for litigation concerning this Sublease.
11.	Reliance on Own Counsel. In entering into this Agreement, the Parties acknowledge that they have relied upon the legal advice of their respective attorneys, who are the attorneys of their own choosing, that such terms are fully understood and voluntarily accepted by them, and that, other than the consideration set forth herein, no promises or representations of any kind have been made to them by the other Party. The Parties represent and acknowledge that in executing this Agreement they did not rely, and have not relied, upon any representation or statement, whether oral or written, made by the other Party or by that other Party's agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Sublease or otherwise.
12.	Counterparts. This Sublease may be executed by the Parties in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.	Effective Date. The terms of this Sublease will be effective pursuant to the date set forth above (the “Effective Date”).
14.	Authority to Execute Agreement. By signing below, each Party warrants and represents that the person signing this Sublease on its behalf has authority to bind that Party and that the Party’s execution of this Sublease is not in violation of any by-law, covenants, and/or other restrictions placed upon them by their respective entities.

[SPACE LEFT INTENTIONALLY BLANK – SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, and intending to be legally bound, each of the Parties hereto has caused this Sublease to be executed as of the date(s) set forth below:

SUBLESSOR	SUBLESSEE
Arizona Turf Depot, LLC	Global Industry Products, Corp.
By: /s/ Matthew Walters	By: /s/ Spencer Fisher
Name: Matthew Walters	Name: Spencer Fisher
Title: General Manager	Title: President

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